Exhibit 99.1

NYSE AMEX Finds American Spectrum Realty, Inc. in Compliance; Grants
Company’s Request for Continued Listing

HOUSTON--(BUSINESS WIRE)--May 13, 2010--American Spectrum Realty, Inc. (NYSE AMEX: AQQ) (“the Company”), a real estate investment and management company headquartered in Houston, Texas, announced today that it was notified by the NYSE AMEX (the “Exchange”) on May 12, 2010, that a Panel of the Exchange’s Committee on Securities (the “Panel”) had determined that the Company has regained compliance with the requirement that it maintain stockholders’ equity of at least $6,000,000. Accordingly, the Panel determined to grant the Company’s request for the continued listing of its common stock on the Exchange. The Panel’s determination follows a hearing on May 10, 2010, at which the Company appealed a March 8, 2010 decision by the Exchange staff to initiate delisting proceedings for the Company’s common stock.

William J. Carden, CEO, said that he was very pleased at the determination of the Panel and that he looked forward to the continuation of the Company’s long relationship with the Exchange. He pointed out that the Company has been listed on the Exchange since 2001.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 29 offices, industrial and retail properties aggregating approximately 2.6 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company’s operating partnership, manages and leases all properties owned by American Spectrum Realty, Inc.

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200